                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          Great Plains Software, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 SEPTEMBER 16, 1998


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Great Plains Software, Inc. (the "Company") will be held on Wednesday, September 16, 1998, at 10:30 a.m. central time at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, for the following purposes:

     1. To elect two directors to serve for three-year terms or until their respective successors are elected and qualify;

     2. To approve the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending May 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock as of the close of business on July 31, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.


                                        By Order of the Board of Directors



                                        Bradley J. Burgum
                                        Secretary

August 7, 1998

                            GREAT PLAINS SOFTWARE, INC.
                               1701 S.W. 38TH STREET
                             FARGO, NORTH DAKOTA 58103

                                  PROXY STATEMENT
                                        FOR
                           ANNUAL MEETING OF SHAREHOLDERS

                                 SEPTEMBER 16, 1998

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Plains Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, September 16, 1998, at 10:30 a.m., local time, at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to shareholders commencing on or about August 7, 1998.

                              SOLICITATION OF PROXIES

     The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company's shareholders.

                            VOTING RIGHTS AND PROCEDURES

     Only shareholders of record of the Common Stock of the Company at the close of business on July 31, 1998, will be entitled to vote at the Annual Meeting. As of that date, a total of 13,787,833 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     Shares of the Company's Common Stock represented by proxies in the accompanying form will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

     A shareholder may revoke a proxy at any time prior to its exercise by giving to an officer of the Company a written notice of revocation of the proxy's authority, by submitting a duly elected proxy bearing a later date or by delivering a written revocation at the Annual Meeting.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 31, 1998 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, nominee and executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                                     Percentage of
                                             Number of Shares         Outstanding
                                           Beneficially Owned (1)       Shares
                                           ----------------------       ------
Frederick W. Burgum (2)                            2,453,165             17.8%
Douglas J. Burgum (3)                              1,958,754             14.2%
The Goldman Sachs Group, L.P.
  and related investors (4)                        1,207,627              8.8%
Essex Investment Management
   Company (5)                                       883,088              6.4%
Bradley J. Burgum (6)                                544,325              3.9%
Steven K. Sydness (7)                                 93,548                *
Raymond A. August                                     72,753                *
Jodi A. Uecker-Rust (8)                               50,877                *
Terri F. Zimmerman (9)                                40,727                *
Brian R. Carey (10)                                   40,506                *
Raymond F. Good (11)                                  22,000                *
J.A. Heidi Roizen (12)                                13,000                *
William V. Campbell (13)                              12,000                *
Joseph S. Tibbetts, Jr. (14)                           8,000                *
All directors and executive officers
  as a group (11 persons) (15)                     5,225,352             37.5%

------------------------------------------------
* Less than 1%


(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission"), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of July 31, 1998, ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2) Includes 7,000 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(3) Includes 25,033 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(4) Represents shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager (the "GS Partnerships"). Includes 1,060,368 shares held of record by GS Capital Partners, L.P.; 73,872 shares held of record by Bridge Street Fund 1994, L.P.; and 71,387 shares held of record by Stone Street Fund 1994, L.P. The Goldman Sachs Group, L.P. disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, L.P. and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of The Goldman Sachs Group, L.P. is 85 Broad Street, New York, New York 10004. Does not include shares of Common Stock which may be deemed to be beneficially owned by Goldman, Sachs & Co. as a result of ordinary course trading activities or shares of Common Stock held in client accounts ("Managed Accounts") with respect to which Goldman, Sachs & Co. or its employees have voting or investment discretion, or both. As of July 31, 1998, there were no shares of Common Stock held as a result of ordinary course trading activities and there were 34,370 shares of Common Stock held in Managed Accounts. This includes 2,000 shares issuable pursuant to and currently exercisable grants held by Sanjeev K. Mehra, a former director of the Company, for the benefit of The Goldman Sachs Group, L.P. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of Common Stock held in Managed Accounts.

(5) Essex Investment Management Company ("Essex") reported on Schedule 13G, dated January 16, 1998, filed with the Securities and Exchange Commission, that it had sole voting power with respect to 671,918 shares, no shared voting powers with respect to such shares, and sole dispositive power with respect to 883,088 shares. Essex reported that its filing was made in its capacity as an investment advisor. The address of Essex is 125 High Street, 29th Floor, Boston, MA 02110-2702.

(6) Includes 7,000 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum.

(7) Includes 17,334 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Steven K. Sydness's household that are beneficially owned by Mr. Sydness.

(8)  Includes 6,666 shares issuable pursuant to Currently Exercisable Options.

(9)  Includes 34,665 shares issuable pursuant to Currently Exercisable Options.

(10) Includes 5,334 shares issuable pursuant to Currently Exercisable Options.

(11) Includes 7,000 shares issuable pursuant to Currently Exercisable Options.

(12) Includes 12,000 shares issuable pursuant to Currently Exercisable Options.

(13) Includes 12,000 shares issuable pursuant to Currently Exercisable Options.

(14) Includes 8,000 shares issuable pursuant to Currently Exercisable Options.

(15) Includes 154,298 shares issuable pursuant to Currently Exercisable Options.

                               ELECTION OF DIRECTORS

     The Board of Directors of the Company is composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Bradley
J. Burgum and William V. Campbell are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated Messrs. Bradley J. Burgum and William V. Campbell for election to the Board of Directors at the Annual Meeting for terms of three years, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. Douglas J. Burgum and Frederick W. Burgum serve in the class whose term expires in 1999 and Raymond F. Good, J. A. Heidi Roizen and Joseph S. Tibbetts, Jr. serve in the class whose term expires in 2000. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

     The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Bradley J. Burgum and William V. Campbell, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

     Information concerning the incumbent directors is set forth below.

Bradley J. Burgum
(Nominee with new term
expiring in 2001)........     Mr. Burgum, 46 years of age, has served as a
                              director of the Company since 1984 and as Secretary since January 1996. Mr. Burgum has practiced law in Casselton, North Dakota, for 21 years and is currently a shareholder and President of the Burgum & Irby Law Firm, P.C. He has served on the Board of Directors for the Arthur
                              Companies, Inc., a privately held diversified agribusiness corporation, since 1974. Mr. Burgum holds a B.S. in Business Economics from North
                              Dakota State University and a J.D. from the University of North Dakota School of Law. Mr.
                              Burgum is a Certified Public Accountant.

William V. Campbell
(Nominee with new term
expiring in 2001)........     Mr. Campbell, 57 years of age, has served as a
                              director of the Company since March 1997. Mr.
                              Campbell is Chairman of the Board of Intuit, Inc., a publicly held company based in Palo Alto, California. Mr. Campbell served as both President and Chief Executive Officer of Intuit Inc. from
                              April 1994 to June 1998. Prior to joining Intuit
                              Inc., Mr. Campbell was President and Chief
                              Executive Officer of GO Corporation, a pen-based computing software company, from January 1991 to December 1993. He was the founder, President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, Inc., from 1987 to January 1991. Mr. Campbell has also held senior executive positions at Apple Computer, Inc.
                              and senior management positions at Kodak and J.
                              Walter Thompson, an advertising agency in New
                              York. Mr. Campbell is also a director of Apple
                              Computer, Inc. and SanDisk, Inc. Mr. Campbell holds both a B.S. and a M.S. in Economics from Columbia University.

                              He is presently a director of the National
                              Football Foundation and Hall of Fame.

Douglas J. Burgum
(Term expires in 1999)...     Mr. Burgum, 42 years of age, has served as
                              President of the Company since March 1984, Chief
                              Executive Officer since September 1991 and
                              Chairman of the Board since January 1996. Mr.
                              Burgum was an early investor in the Company, and he initially served as Vice President and a director from March 1983 to March 1984. Before joining the Company, Mr. Burgum was a management consultant in the Chicago office of McKinsey &
                              Company, Inc. Mr. Burgum holds a B.U.S. from North
                              Dakota State University and an M.B.A. from the Stanford University Graduate School of Business.

Frederick W. Burgum
(Term expires in 1999)...     Mr. Burgum, 52 years of age, has served as a
                              director of the Company since 1988. Mr. Burgum has been Chairman of the Board of the Arthur
                              Companies, Inc. since 1984 and has served as its Chief Executive Officer since June 1992. He has served as Senior Vice President and a director of the First State Bank of North Dakota since 1972.
                              Mr. Burgum is a veteran of the United States Army and holds a B.Ph. from the University of North
                              Dakota.

Raymond F. Good
(Term expiring in 2000)..     Mr. Good, 70 years of age, has served as a
                              director of the Company since 1988. He is an independent executive consultant. From 1986 to 1992, he was a partner of Regis McKenna Inc. Mr.
                              Good has also served as Vice President of Marketing Strategy for Control Data Corporation,
                              President of Heinz USA, Chief Executive Officer of
                              The Pillsbury Consumer Group, and Chairman of the
                              Board and Chief Executive Officer of Munsingwear,
                              Inc. Earlier in his career, he served as a management consultant in the New York office of McKinsey & Company, Inc. Mr. Good is a veteran of the United States Marine Corps. He holds a B.S.
                              from the University of Connecticut and an M.B.A.
                              from Harvard Business School.

J. A. Heidi Roizen
(Term expiring in 2000)..     Ms. Roizen, 40 years of age, has served as a
                              director of the  Company since February 1997. Ms.
                              Roizen consults to a number of clients in the technology sector in the areas of strategy, business development, partnering and marketing.
                              Ms. Roizen is also currently a director of Be, Inc., Preview Systems, and Softbook Press, and is a board advisor to Personic Software, Inc., WhoWhere, Inc., and the Software Forum. Ms.
                              Roizen is also a member of the Stanford Board of Trustees Nominating Committee. Prior to this, Ms.
                              Roizen was VP of Worldwide Developer Relations for
                              Apple Computer, Inc. Before joining Apple, she served for 13 years as CEO of T/Maker Company, a successful software developer and publisher. Ms.
                              Roizen  is a past president of the Software
                              Publishers' Association and has served as a Public
                              Governor of the Pacific Exchange. Ms. Roizen has a B.A. from Stanford University and an M.B.A. from Stanford Graduate School of Business.

Joseph S. Tibbetts, Jr.
(Term expiring in 2000)..     Mr. Tibbetts, 45 years of age, has served as a
                              director of the Company since October 1996. He has served as Senior Vice-President, Finance and Administration and Chief Financial Officer of
                              Lightbridge, Inc., a publicly-held company based in Burlington, Massachusetts, since May 1998. He served as Vice President, Finance and Administration, Chief Financial Officer and
                              Treasurer of SeaChange International, Inc., a publicly held company based in Maynard, Massachusetts, from June 1996 to March 1998. From
                              November 1976 to June 1996, Mr. Tibbetts was employed as a Certified Public Accountant by Price
                              Waterhouse LLP. He became a Partner of the firm in 1986 and the National Director of its Software
                              Services Group in 1991. Mr. Tibbetts holds a B.S.
                              in Business Administration from the University of New Hampshire and is a graduate of the Stanford
                              Business School Executive Program for Growing
                              Companies.

     Douglas J. Burgum and Bradley J. Burgum are brothers, and Frederick W. Burgum is their cousin.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BRADLEY J. BURGUM AND WILLIAM V. CAMPBELL AS DIRECTORS OF THE COMPANY.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.

     During the 1998 fiscal year, the Board of Directors held six meetings. During the fiscal year, each director holding office during the fiscal year attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which he or she served, except for Mr. Campbell, who attended 50% of such meetings. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below.

     Messrs. Bradley Burgum, Good and Tibbetts are members of the Audit Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company. The Audit Committee held three meetings during the 1998 fiscal year.

     Messrs. Good and Frederick Burgum and Ms. Roizen are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and for administering the Company's stock plans. The Compensation Committee held three meetings during the 1998 fiscal year.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended, and an annual retainer of $6,000 paid in quarterly installments. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. Non-employee directors of the Company also receive stock options under the Company's Outside Directors' Stock Option Plan (the "Directors' Plan"). On June 19, 1997 (the effective date of the Company's initial public offering of Common Stock), each non-employee director was granted a non-qualified stock option to purchase 3,000 shares at an exercise price of $16.00 per share (vesting on the 12-month anniversary following the date of grant). In addition, on the date of each annual meeting of shareholders, each incumbent non-employee director is granted a non-qualified stock option to purchase 4,000 shares of Common Stock (vesting in two equal installments on each of the one-month and 12-month anniversaries following date of grant). The Directors' Plan also provides that each non-employee director initially elected to the Board after June 19, 1997, will receive a non-qualified stock option to purchase 15,000 shares of Common Stock upon such initial election (vesting in three equal installments on each of the three 12-month anniversaries following the date of grant). Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Common Stock as of the date of grant, and such options expire five years from the date of grant.

     Directors who are also employees of the Company are not separately compensated for any services provided as a director.

              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and is responsible for developing and approving the Company's compensation program for the Chief Executive Officer and the other executive officers of the Company. In addition, the Committee administers the Company's 1997 Stock Incentive Plan, 1983 Incentive Stock Plan and annual cash incentive compensation program. The overall objective of the Company's executive compensation program is to provide total compensation that will attract and retain highly qualified executives.

COMPENSATION PHILOSOPHY

     The philosophy of the Committee regarding the compensation of the executive officers consists of the following premises:

- Base salary and benefits should be competitive with other software and technology companies of comparable size.

- Incentive compensation should be directly related to the Company's achievement of specified financial and other performance targets.

- Long-term ownership of the Company's Common Stock should provide an important link between the executives and shareholders of the Company by creating incentives for the executives to realize the long-term goal of increasing shareholder value.

EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND BENEFITS

     In order to attract and retain executives, the Company strives to offer competitive salaries and employee benefits, including its 1997 Employee Stock Purchase Plan, health care plans, Section 401(k) Profit Sharing Plan and other employee benefit programs. The Committee sets base salary levels for executives by comparison to industry compensation data for other software and technology companies with revenues in the same range as those of the Company. The Committee generally sets base salaries between the 35th percentile and 75th percentile, taking into account the executive's experience and level of responsibility.

ANNUAL INCENTIVE COMPENSATION

     The Company's annual incentive program allows an executive officer (other than the Chief Executive Officer) to earn additional cash compensation in an amount up to 30% to 40% of base salary (depending upon the specific plan approved for each executive officer) if target level performance goals are met. The Chief Executive Officer may earn an additional amount up to

60% of base salary if target level performance goals are met, with 25% of the total incentive awarded in the Committee's discretion. The total incentive compensation payable for each other executive officer is based 85% on objective performance criteria and 15% on discretionary performance criteria, as determined by the Committee. Threshold, target and maximum goals are set by the Committee for each of the following objective performance criteria: operating income, revenue, revenue per employee and customer satisfaction. Incentive compensation is paid only if the threshold level of operating income is attained, which reflects the Committee's philosophy that incentive compensation payments are merited only if the Company meets base level profitability goals. Once the threshold level of operating income is reached, incentive compensation is paid based on actual operating income, revenue, revenue per employee and customer satisfaction as measured against the threshold, target and maximum goals for each of such performance criteria. Threshold performance results in payment of 25% of the target level bonus. A maximum incentive bonus equal to 150% of the target level bonus can be earned if performance meets or exceeds the maximum goal for each performance criterion used under the plan. The operating income and revenue goals are based on both quarterly and annual performance, while the other goals are based solely on annual performance. The discretionary criteria for the executive officers (other than the Chief Executive Officer) are established by the Committee in conjunction with the Chief Executive Officer. In fiscal 1998, total incentive compensation earned as a percentage of target bonus amounts was between 30% and 60% for the executive officers.

STOCK OPTION PROGRAM

     Stock options are awarded in the Committee's discretion to executive officers based upon historical and potential contributions to the success of the Company, an evaluation of market survey data with respect to grants of stock options by comparable companies and consideration of the number of stock options already held by each executive officer. Generally, stock options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In fiscal 1998, Douglas J. Burgum received a base salary of $265,000, an amount representing approximately the 75th percentile of base salaries for chief executive officers of other software and technology companies with revenues comparable to those of the Company. Mr. Burgum was paid approximately $155,000 of incentive compensation under the Company's annual incentive compensation program. On February 27, 1997, an option to purchase 50,000 shares of the Company's Common Stock, contingent upon the completion of the Company's initial public offering, at an exercise price equal to the initial public offering price of the Company's Common Stock, was authorized to be granted to Mr. Burgum under the Company's 1997 Stock Incentive Plan, and on June 19, 1997, this option was granted at an exercise price equal to $16.00 per share. The Committee granted the stock options to Mr. Burgum based upon his significant contributions to the Company's success through his vision, leadership and long-term dedication.

Tax Deductibility of Executive Compensation

     The Company's 1997 Stock Incentive Plan complies with Section 162(m) of the Internal Revenue Code of 1986, as amended, in order that compensation resulting from stock options and certain other awards under such plan will not be counted toward the $1,000,000 limit on the deductibility of compensation under Section 162(m). Section 162(m) should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future.

Raymond F. Good, Chairman
Frederick W. Burgum
J. A. Heidi Roizen

Members of the Compensation Committee

                               EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash compensation and certain other components of compensation for the last three fiscal years by the Company's Chief Executive Officer, the four other most highly compensated executive officers, and one other individual who ceased to serve as an executive officer during the last fiscal year (together, the "Named Executive Officers").

                             ANNUAL COMPENSATION SHARES


                                                                                           Long Term
                                                                                            Compen-
                                                                                            sations
                                                                                            Awards
                                                                                          ----------
                                                        Annual Compensation                 Shares        All Other
                                             -----------------------------------------    Underlying       Compen-
Name and Principal Position         Year       Salary          Bonus          Other(1)     Options        sation(2)
---------------------------         ----     ----------      ---------        --------    ----------      ---------
Douglas J. Burgum                   1998     $  265,000      $ 154,625           $  0         50,000       $  2,920
   Chairman of the Board,           1997     $  252,000      $ 150,472           $  0         53,333       $  3,145
   President, and Chief             1996     $  240,000      $  20,000           $  0              0       $  5,600   (3)
   Executive Officer

Terri F. Zimmerman                  1998     $  150,000      $  55,918           $  0              0       $  2,574
   Chief Financial Officer          1997     $  135,000      $  45,757           $  0         40,000       $  2,691
   and Vice President               1996     $  115,000      $   5,000           $  0         26,667       $ 13,044   (3)


Steven K. Sydness                   1998     $  143,000      $  42,428           $  0              0       $  2,535
   Vice President,                  1997     $  125,000      $  50,812           $  0         10,000       $  2,687
   International Operations         1996     $  103,000      $   3,920           $  0              0       $ 13,389   (3)


Jodi A. Uecker-Rust                 1998     $  132,000      $  48,960           $  0         10,000       $  2,529
   Vice President,                  1997     $  125,000      $  45,174           $  0          6,667       $  2,682
   Center for Organizational        1996     $   81,469      $   3,540           $  0              0       $  1,625
   Excellence (CORE) and
   Heritage Business

Brian R. Carey                      1998     $  122,920      $  36,362           $  0              0       $  1,815
   Vice President,                  1997     $  115,000      $  33,460           $  0              0       $  1,524
   Business Development             1996     $  115,000      $   6,400           $  0         13,333       $  1,617

Raymond A. August (4)               1998     $  142,920      $   7,368           $  0              0       $  1,332
   Chief Technology Officer         1997     $  200,000      $  75,797           $  0         13,333       $  3,007
   and Vice President               1996     $  180,000      $   5,000           $  0         13,333       $  2,157

--------------------------

(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses in each fiscal year for each of the executive officers named above.

(2) The amounts reported represent the Company's contributions to its 401(k) Profit Sharing Plan on behalf of the executive officers.

(3) Such amounts include the Company's payment of membership fees on behalf of the executive officers in the following amounts: Mr. Burgum, $2,800; Ms. Zimmerman, $11,000; and Mr. Sydness, $11,000.

(4)  Mr. August resigned on January 2, 1998.

STOCK OPTIONS

     The following table summarizes stock options granted Named Executive Officers during the Company's fiscal year ended May 31, 1998.



               Option Grants in Fiscal Year 1998

                                                   Individual Grants
                              ------------------------------------------------------
                                             % of Total                                     Potential Realizable
                               Number of      Options                                         Value at Assumed
                              Securities     Granted to                                     Annual Rates of Stock
                              Underlying      Employees       Exercise                       Price Appreciation
                                Options       in Fiscal      Price Per     Expiration        for Option Term (4)
Name                          Granted (1)      Year (2)      Share (3)        Date            5%            10%
------------------------      -----------    ----------      ---------     ----------     ----------    -----------
Douglas J. Burgum    ...          50,000          17.2%       $  16.00        6/19/07     $  503,116    $ 1,274,994
Terri F. Zimmerman   ...               0           0.0%       $   0.00             --     $        0    $         0
Steven K. Sydness    ...               0           0.0%       $   0.00             --     $        0    $         0
Jodi A. Uecker-Rust  ...          10,000           3.4%       $  21.75       12/15/07     $  136,785    $   346,639
Brian R. Carey       ...               0           0.0%       $   0.00             --     $        0    $         0
Raymond A. August    ...               0           0.0%       $   0.00             --     $        0    $         0


-----------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's 1997 Incentive Stock Option Plan. The options shown in this table generally become exercisable at a rate of 20% annually over five years from the date of grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation or a sale of substantially all of the Company's assets.

(2) In fiscal 1998, the Company granted employees options to purchase an aggregate of 291,110 shares of Common Stock.

(3) The exercise price may be paid in cash or in shares of Common Stock with a market value equal to the exercise price.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during fiscal year 1998 and the number and value of unexercised stock options held by each of the Named Executive Officers as of May 31, 1998.

                  Aggregated Option Exercises in Fiscal Year 1998
                          and Fiscal Year-End Option Values


                                                                 Number of Shares
                                                                    Underlying              Value of Unexercised
                                Shares                         Unexercised Options          In-the-Money Options
                               Acquired         Value          At Fiscal Year-end          at Fiscal Year-end (1)
Name                         on Exercise      Realized     Exercisable  Unexercisable    Exercisable  Unexercisable
-----------------------      -----------    -----------    -----------  -------------    -----------  -------------
Douglas J. Burgum                      0    $         0         13,333         90,000    $   383,806  $   2,176,448
Terri F. Zimmerman                12,000    $   278,250         28,665         52,669    $   893,405  $   1,624,283
Steven K. Sydness                      0    $         0          8,667         21,334    $   275,769  $     671,888
Jodi A. Uecker-Rust                4,000    $    72,880          1,333         19,334    $    40,107  $     440,367
Brian R. Carey                    14,666    $   329,975              0         18,668    $         0  $     595,396
Raymond A. August                 69,333    $ 1,687,947              0              0    $         0  $           0

-----------------------

 (1) The value was determined by subtracting the exercised price per share from the closing market price per share of the Company's Common Stock on May 31, 1998 ($36.50).


EMPLOYMENT AGREEMENT

     The Company has an agreement with Ms. Zimmerman pursuant to which she will receive a severance payment equal to her annual base salary in the event her employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, if such termination occurs on or prior to September 5, 1999. Such severance payment will be reduced by any income earned by Ms. Zimmerman from any other source during such one-year period.

                              STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock for the period of June 20, 1997 through May 31, 1998 with cumulative total return of the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 737-Nasdaq Computer & Data Processing Services Stocks. The comparison assumes that $100 was invested on June 20, 1997, in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends, if any. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.


                   6/19/97    9/30/97   11/30/97    1/31/98    3/31/98  5/31/98
                   -------    -------   --------    -------    -------  -------
GPSI                  100        175        141        184        227      223
NASDAQ                100        117        112        113        128      123
PEER GROUP            100        109        109        110        136      127


                                CERTAIN TRANSACTIONS

     Sanjeev K. Mehra is a managing director in the Principal Investment Area of Goldman, Sachs & Co. ("Goldman, Sachs") and a director of the Company from June 1994 until his resignation in March 1998. Goldman, Sachs was the lead managing underwriter in the Company's initial public offering of Common Stock completed on June 25, 1997. In connection with the initial public offering, Goldman, Sachs received compensation from the Company in the form of an underwriting discount. The Company also reimbursed Goldman, Sachs for expenses in connection with the initial public offering.

     In July 1997, the Board of Directors approved the purchase by the Company of 43 acres of land owned by Frederick W. Burgum outside of Fargo, North Dakota, for a price of $350,000. The Company purchased such property from Mr. Burgum as the location for its new facility. The purchase price was determined based on independent appraisals and arms' length negotiations between the Company and Mr. Burgum. Mr. Burgum did not participate in any discussions or votes by the Board of Directors regarding the land acquisition transaction.

     Raymond F. Good entered into a one-year consulting agreement with the Company in February 1997. The agreement provided that Mr. Good would receive a fee of $120.00 per hour for up to 40 hours of consulting services provided to the Company per month. During the fiscal year ended May 31, 1998, Mr. Good received $36,000 pursuant to this agreement.


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met.

                         APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending May 31, 1999. A proposal to approve the appointment of PricewaterhouseCoopers LLP will be presented at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of PricewaterhouseCoopers LLP is not approved by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                       PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 1999 Annual Meeting of Shareholders and to be included in the Company's proxy statement must be received at the Company's executive offices, 1701 S.W. 38th Street, Fargo, North Dakota 58103, no later than the close of business on April 9, 1999. Any proposal by a shareholder to be presented at the 1999 Annual Meeting of Shareholders and NOT to be included in the Company's proxy statement must be received at the Company's executive offices, 1701 S.W. 38th Street, Fargo, North Dakota 58103, no later than the close of business on August 22, 1999. Proposals should be sent to the attention of the Secretary.


                                   OTHER MATTERS

     The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to the best interests of the Company.

                                              By Order of the Board of Directors


                                                               Bradley J. Burgum
                                                                       Secretary

August 7, 1998

PROXY

                         GREAT PLAINS SOFTWARE, INC.

                     1998 ANNUAL MEETING OF SHAREHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Douglas J. Burgum and Terri F. Zimmerman proxies (each with the power to act alone and with the power of substitution), to vote, as designated below, all shares of Common Stock of Great Plains Software, Inc. which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of Great Plains Software, Inc. to be held on Wednesday, September 16, 1998 at 10:30 a.m. central time at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota 58103, and any adjournment thereof, and hereby revokes all former proxies.

1. ELECTION OF DIRECTORS NOMINEES: Bradley J. Burgum and William V. Campbell / / VOTE FOR all nominees listed above, except those whose names are written below:

   / / WITHHOLD AUTHORITY
       to vote for all nominees listed above

-------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF PricewaterhouseCoopers LLP AS INDEPENDENT AUDITORS OF THE COMPANY
   / / FOR                    / / AGAINST                         / / ABSTAIN

         (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                         (CONTINUED FROM OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

   THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                        Please sign exactly as your name
                                        appears hereon. Jointly owned shares
                                        will be voted as directed if one
                                        owner signs unless another owner
                                        instructs to the contrary, in which
                                        case the shares will not be voted. If
                                        signing in a representative capacity,
                                        please indicate title and authority.

                                        Dated:___________________________, 1998


                                        ---------------------------------------
                                                       Signature